Exhibit 99.1

News Release

Contact:	Colleen Krieger
212.635.6491 colleenanne.krieger@bnymellon.com

BNY Mellon President Karen B. Peetz to retire December 31, 2016

NEW YORK, September 26, 2016 – BNY Mellon announced today that Karen B. Peetz, president, has decided to retire from the company at year end.

Peetz, BNY Mellon’s first female president, joined the company in 1998 and has played a pivotal role through periods of significant change in the organization, including the successful navigation of post-financial crisis challenges and the adoption of a more strategic, market- and solutions-led approach to client relationship management.

Peetz has been consistently recognized for her contributions to the financial services industry and has today been named #1 on American Banker’s “25 Most Powerful Women in Banking” ranking in recognition of her management style, crisis management skills, influence and charitable endeavors.

“Karen’s leadership, industry expertise and partnership will be missed by BNY Mellon, and we are extremely thankful for her many contributions during her tenure,” said Gerald Hassell, Chairman and CEO of BNY Mellon.

Peetz oversees the company’s global client management and regional management, its treasury services business and its regulatory oversight functions. Prior to her appointment as president in January 2013, she led BNY Mellon’s former Financial Markets and Treasury Services group, comprised of the alternative investment services, broker-dealer and advisor services, corporate trust, depositary receipts and treasury services businesses.

About BNY Mellon

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of June 30, 2016, BNY Mellon had $29.5 trillion in assets under custody and/or administration, and $1.7 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.